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                                             EXHIBIT-10

            TAX SHARING AND SEPARATION AGREEMENT



     This TAX SHARING AND SEPARATION AGREEMENT (the
"Agreement"), dated July 8, 1994, is by and between Rawlings
Sporting Goods Company, Inc., a Delaware corporation
("Rawlings"), and Figgie International Inc., a Delaware corporation ("Figgie").

                    W I T N E S S E T H:

     WHEREAS, Rawlings has acquired the assets and liabilities related to the business previously conducted by Figgie and certain of its subsidiaries through the Figgie division known as Rawlings Sporting Goods Company (the
"Rawlings Business") pursuant to the Assets Transfer
Agreement (defined below);

     WHEREAS, Rawlings and Figgie expressly agree that the execution of this Agreement constitutes part of the consideration under the Assets Transfer Agreement;

     WHEREAS, the operations of the Rawlings Business have been reflected on the consolidated federal income tax returns filed by an affiliated group of corporations of which Figgie is the common parent (the "Figgie Group") and on certain state and local income tax returns filed by Figgie or members of the Figgie Group;

     WHEREAS, after consummation of the Closing (defined below), the operations of the Rawlings Business will no longer be reflected on tax returns filed by the Figgie Group and will be reflected on returns filed by Rawlings and its subsidiaries (the "Rawlings Group"); and

     WHEREAS, the parties wish to assign responsibility for the preparation and filing of tax returns; to set forth the methodology for determining their respective liabilities for Taxes (defined below) and for allocating such liabilities among themselves for all Taxes that may be owed to or assessed by the Internal Revenue Service or any other comparable state, local or foreign governmental authority attributable to the periods before, after and including the Closing Date (defined below); to establish procedures for reimbursing one party for Taxes allocated to the other under this Agreement; and to provide for the division of any tax benefits resulting from the transfer of the Rawlings Business by Figgie to Rawlings;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, the parties hereby agree as follows:

     1. Definitions: For purposes of this Agreement, the following terms shall be defined as follows:

          1.1. "Asset Sale" means the transfer of the Rawlings Business, assets and liabilities pursuant to the Assets Transfer Agreement.

          1.2. "Assets Transfer Agreement" means that certain Assets Transfer Agreement dated as of the date hereof between Figgie and Rawlings under which Figgie transferred the Rawlings Business to Rawlings in exchange for 7,649,981 shares of common stock of Rawlings, a note in the amount of $35.0 million and any tax benefits to be paid under this Agreement.
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          1.3. "Change of Control" means the occurrence of
any one or more of the following events: (i) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of Rawlings (the "Outstanding Rawlings Common Stock") or (b) the combined voting securities of Rawlings entitled to vote generally in the election of directors (the "Outstanding Rawlings Company Voting Securities"); or (ii) any reorganization (including, but not limited to, transactions described in Section 368(a) of the Code), merger, share exchange, or consolidation involving Rawlings or any subsidiary of Rawlings (each, a "Rawlings Merger"), unless immediately following any such Rawlings Merger, (a) more than 50% of the then Outstanding Rawlings Company Voting Securities is then beneficially owned, directly or indirectly, by persons who were the beneficial owners, respectively, of the Outstanding Rawlings Company Stock and the Outstanding Rawlings Company Voting Securities immediately prior to such Rawlings Merger and (b) no person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 25% or more of either (1) the then Outstanding Rawlings Company Stock or (2) the then Outstanding Rawlings Company Voting Securities.

          1.4. "Closing" means the closing of the Asset Sale and the sale by Figgie of all of its stock of Rawlings to underwriters for public sale.

          1.5. "Closing Date" means the date on which the Closing occurs.

          1.6. "Code" means the Internal Revenue Code of
1986, as amended.

          1.7. "Current Amount" has the meaning specified in
Section 7.2 hereof.

          1.8. "Disputed Amount" has the meaning specified in
Section 8.3.3 hereof.

          1.9. "Estimated Tax Payment Date" means any of the dates specified in Section 6655 of the Code for the payment by Rawlings of estimated U.S. federal income taxes.

          1.10. "Interim Period" has the meaning specified in
Section 3 hereof.

          1.11. "Rawlings" means Rawlings Sporting Goods
Company, Inc., a Delaware corporation, and any successors thereto.

          1.12. "Rawlings Group" means Rawlings and all of its subsidiaries or one or more of such entities, as the context may require.

          1.13. "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

          1.14. "Short Period" has the meaning specified in
Section 3 hereof.

          1.15. "Tax Allocation Schedule" has the meaning specified in Section 4 hereof.

          1.17. "Tax Authority" means the Internal Revenue Service or any other comparable state, local or foreign governmental authority.
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          1.18. "Tax Benefit Base Amount" for any Taxable
Period means (i) any net increase or decrease in an amortization, depreciation or loss or other deduction in such Taxable Period and any decrease or increase in an item of income or gain in such Taxable Period arising as a result of net basis increases or decreases occurring as a result of the Asset Sale (including the assumption of liabilities) including any basis increases and decreases arising from payments made pursuant to this Agreement, (ii) any Rawlings Group deduction or income arising from a portion of payments made pursuant to this Agreement being characterized as interest or original issue discount for federal income tax purposes, and (iii) any increase or decrease in any net operating or capital loss carryover or carryback or tax credit of the Rawlings Group which is carried to such Taxable Period and which arose or arises in a prior or subsequent Taxable Period as a result of any such increase or decrease in deduction or decrease or increase in income or gain described in (i) above in such prior or subsequent Taxable Period.

          1.19. "Tax Benefit Issue" has the meaning specified in Section 8.3.1 hereof.

          1.20. "Tax Benefits" means, for any Taxable Period, the excess, if any, of (i) the total amount of federal, state, local and foreign income and franchise taxes that would be payable by the Rawlings Group in respect of such Taxable Period if the Tax Benefit Base Amount for such Taxable Period were not taken into account, ("Notional Tax Liability"), over (ii) the total amount of federal, state and local income and franchise taxes, respectively, payable by the Rawlings Group in respect of such Taxable Period after taking into account the Tax Benefit Base Amount for such Taxable Period (the "Actual Tax Liability"). Any Tax Benefits hereunder shall be determined using the method of reporting (i.e., consolidated, combined or separate returns) actually utilized by the Rawlings Group. For the avoidance of doubt, in any Taxable Period ending prior to or on the date of a Change of Control, the Tax Benefits shall equal the amount by which the tax liabilities of the Rawlings Group are actually reduced by the Tax Benefit Base Amount. In any Taxable Period ending subsequent to a Change of Control, the Tax Benefits shall be the greater of (i) the Tax Benefits calculated as if a Change of Control had not occurred, with the Notional Tax Liability and the Actual Tax Liability calculated by including only items of income, expense, loss, deduction and credit directly attributable to the businesses conducted by the Rawlings Group prior to the Change of Control (the "Historic Businesses") and excluding all items of income, expense, loss, deduction, and credit not attributable to the Historic Businesses as conducted by the Rawlings Group prior to the Change of Control (including, without limitation, any interest expense incurred by the Rawlings Group after the Change of Control, whether or not to a related person, or any fees, expenses or other charges to any related person unless directly related to the Historic Businesses as conducted by the Rawlings Group prior to the Change of Control), and (ii) the excess of the Notional Tax Liability over the Actual Tax Liability, calculated by including all items of income, expense, loss, deduction, and credit of any corporation or group of corporations filing a federal or other consolidated, combined or unitary income or franchise tax return entitled to the Tax Benefit Base Amount.

          1.21. "Taxable Period" means any taxable year (or
portion thereof) ending after the Closing Date.
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          1.22. "Taxes" means all U.S. federal, state and
local taxes, and all foreign taxes, including interest and penalties, on, based on, measured by or with respect to income, net worth or capital, and the term "Tax" means any one of the foregoing Taxes; provided that Taxes shall not include deferred income taxes.

     2. Tax Returns. Figgie agrees to prepare and file or cause to be prepared and filed timely all appropriate Returns in respect of the Rawlings Business that (i) are required to be filed on or before Closing; or (ii) are required to be filed after Closing that are required to include the operations of the Rawlings Group for any tax period ending on or before Closing. To the extent requested by Figgie, the Rawlings Group shall participate in the filing of and shall file any required Returns with respect to any period that ends on or before Closing. To the extent requested by Figgie, Rawlings shall prepare or cause to be prepared the schedules in respect of the Rawlings Group containing the information necessary for Figgie to prepare any Returns. Returns filed by Figgie pursuant to Section 2(ii) hereof shall be prepared on a basis consistent with those prepared for prior tax returns.

     3. Obligation for Payment of Taxes. Figgie agrees to pay timely all Taxes in respect of the Rawlings Group that are (i) due with respect to Returns that Figgie is required to prepare and timely file pursuant to Section 2 hereof (including but not limited to Returns prepared by Figgie but filed by the Rawlings Group), or (ii) due on or before Closing for which no Return is required to be filed; provided, however, that, in respect of both (i) and (ii) the Rawlings Group shall be responsible for, and shall pay, the Taxes due with respect to (x) taxable periods beginning the day after the Closing Date and (y) that portion of any Interim Period (as defined below) beginning the day after the Closing Date. In addition, Figgie agrees to pay all other Taxes that may be due after the Closing Date that are attributable to the period prior to and including the Closing Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority (other than the Internal Revenue Service) to treat for all purposes the day following the Closing Date as the first day of a taxable period of the Rawlings Group and the taxable period ending with the Closing Date shall be treated as a "Short Period" for purposes of this Agreement. In any case where applicable law does not permit the parties to treat the Closing Date as the last day of a Short Period and the day after the Closing Date as the first day of a taxable period for the Rawlings Group, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of the Rawlings Business for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based in whole or in part on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based in whole or in part on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes attributable to the operations of the Rawlings Group on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date. Any franchise tax shall be allocated to the Taxable Period during which the right to do business obtained by the payment of such
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franchise tax relates, regardless of whether such franchise tax is measured by income, operations, assets or capital relating to another Taxable Period.

     4. Valuation and Allocation of Consideration. The parties agree that the Asset Sale constitutes an "applicable asset acquisition" as defined in Section 1060(c) of the Code and that the basis of the assets acquired by the Rawlings Group in the Asset Sale shall be determined by Figgie, such determination to be made, in part, based on the trading price per share of the common stock of Rawlings on the Closing Date. The value of the consideration shall be allocated among the assets of the Rawlings Group acquired in the Asset Sale as indicated on a schedule (the "Tax Allocation Schedule") to be prepared by Figgie and submitted to Rawlings within 60 days following the Closing Date, subject to adjustment by Figgie to the extent necessary to make such allocations consistent with any post-Closing adjustments made in accordance with Section 1.9 of the Assets Transfer Agreement. The parties agree that any inventory acquired by the Rawlings Group in the Asset Sale shall be recorded on the Tax Allocation Schedule at its net realizable value (i.e., estimated selling price less costs of completion and disposal) and that the Rawlings Group shall utilize the "first-in, first-out" method of accounting to determine taxable gain or loss on the sale or other disposition of inventory, such method to be used for no less than two tax years following the Closing. The parties also agree that with respect to calculating the Tax Benefits, the tax accounting methods, practices and elections used by Figgie immediately prior to the Asset Sale shall be used to determine the Notional Tax Liability and the Actual Tax Liability. The parties (i) shall be bound by such allocation for purposes of determining any Taxes and (ii) shall prepare and file all Returns in a manner consistent with such allocation; provided, in respect of legal issues under
Section 1060 of the Code, that "substantial authority" within the meaning of Section 6662 of the Code exists for such allocation, and, in the case of factual determinations involving valuation and allocation, a reasonable basis exists for such determinations which could reasonably be supported by an appraisal by a third party if an appraisal were obtained. In the event that no such substantial authority exists or such allocation is disputed by any Tax Authority, the party making such determination or receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning the existence of such substantial authority or resolution of such dispute.

     5. Tax Reporting. Figgie and the Rawlings Group shall file their federal income tax Returns treating the Asset Sale as a purchase of the assets of the Rawlings Business by the Rawlings Group and treating the Rawlings Group as never eligible to be included in a consolidated Federal income tax return filed by Figgie. Figgie and the Rawlings Group shall file on a similar basis all state and local tax returns to the extent that such treatment is consistent with such state and local tax law. All payments made by the Rawlings Group and Figgie under this Agreement shall be treated as adjustments to the purchase price in respect of the Asset Sale.
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     6.   Liability for Assessments or Refunds.  Figgie shall
pay any Taxes and be entitled to receive all refunds of Taxes
(i) with respect to all periods ending on or prior to the Closing Date; and (ii) with respect to any period beginning on or before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date allocated in accordance with Section 3 above. Figgie shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of the Rawlings Group for any period ending prior to or including the Closing Date. Except as otherwise expressly modified by this Agreement, all allocations of tax liabilities and other tax provisions of the Assets Transfer Agreement shall remain in full force and effect.

     7.   Tax Benefit Sharing Payment to Figgie.

          7.1. Estimated Tax Payments. Rawlings shall pay to Figgie on the first Estimated Tax Payment Date after the date of the Closing and thereafter on each subsequent Estimated Tax Payment Dates, an amount equal to 43% of an estimate of the Tax Benefits, for the applicable Taxable Period that is deemed, pursuant to the following sentence, to have accrued on the Estimated Tax Payment Date. For this purpose, 25% (or, in the case of Taxable Periods of less than one year, one divided by the number of Estimated Tax Payment Dates in such Taxable Period) of Tax Benefits as then estimated for the applicable Taxable Period shall be deemed to accrue and the applicable percentage thereof shall be paid at each Estimated Tax Payment Date. For the avoidance of doubt, the estimate of Tax Benefits shall be calculated utilizing the notional/actual method set forth in Section 1.20 above and using consistent methods and assumptions between periods and notional/actual comparisons.

          7.2. Current Amount Adjustment.  At the time
Rawlings files its U.S. federal income tax return for each Taxable Period (including amended returns, claims for refund or other modifications to taxable income or liability for prior Taxable Periods), to the extent that the amounts paid to Figgie pursuant to Section 7.1 and this Section 7.2 hereof for such Taxable Period exceeded 43% of an amount equal to the Tax Benefits for the applicable Taxable Period (the "Current Amount"), such excess amounts paid shall be refunded (without interest) by Figgie to Rawlings. To the extent that the amounts paid to Figgie pursuant to Section 7.1 hereof for such Taxable Period were less than the Current Amount, such deficit in amounts paid shall be paid (without interest) to Figgie by Rawlings. A preliminary Current Amount adjustment with corresponding payments as described in the preceding sentences shall be made for each Taxable Period on the due date of the Return for such Taxable Period determined without regard to any extension of time to file. Rawlings shall pay any preliminary Current Amount on such due date of the Return. Figgie shall pay any preliminary Current Amount adjustment within five days after notice by Rawlings of the amount of such adjustment, or on such due date of the Return, whichever is later. A final Current Amount adjustment shall be made as set forth above upon the filing of the actual Returns for the Taxable Period. Rawlings shall pay any final Current Amount on the filing date of the Return. Figgie shall pay any final Current Amount adjustment within five days after notice by Rawlings of the amount of such adjustment, or on the filing date of the Return, whichever is later. The Current Amount adjustment for any Taxable Period
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shall be redetermined to the extent necessary to reflect
state tax Returns filed subsequent to the U.S. federal income tax Return or state amended Returns, claims for refund or other modifications to taxable income or liability.

          7.3. Tax Computation Assumptions. When allocation and apportionment factors are required for any tax computation, the factors used in Rawlings or the affected member of the Rawlings Group's most recently filed Returns in the relevant jurisdictions shall be used. In addition, any Tax Benefits with respect to foreign Taxes shall be added to the Tax Benefits with respect to U.S. federal and state tax liability.

          7.4. Subsequent Transactions by Rawlings. Rawlings agrees that it shall not enter into any transaction a significant purpose of which is to reduce the amount of the Tax Benefits otherwise payable to Figgie under this Agreement.

          7.5. Benefit Estimates. Rawlings shall prepare and deliver to Figgie no less than 60 days prior to the end of each calendar year, an estimate of the amount of the Tax Benefits that will be payable to Figgie during the immediately following year. Rawlings shall revise and update each such estimate on a quarterly basis, to be delivered to Figgie no less than 15 days prior to the end of each quarter.

          7.6. Setoff. Notwithstanding any other provision contained herein, Rawlings shall have the right to offset any amounts due to Figgie by Rawlings pursuant to Section 7 hereof by any amounts payable by Figgie to Rawlings pursuant to Section 7.2 hereof or pursuant to Section 1.8, 7.1(c), 7.1(d) or 7.1(e) of the Assets Transfer Agreement. The parties agree that Rawlings's right of setoff hereunder and Figgie's rights to the tax benefits hereunder and obligations to indemnify Rawlings pursuant to the Assets Transfer Agreement are mutual obligations which are effective as of the date hereof.

     8.   Tax Issues Arising After the Closing Date.

          8.1. Mutual Cooperation. The parties agree to consult in good faith and to provide each other with such assistance as reasonably may be requested in writing by any of them in connection with (i) the preparation and execution of any Return, (ii) the negotiation and settlement of any audit or other examination of any Return by any Tax Authority, or (iii) the handling of any judicial or administrative proceeding relating to any Tax liability or taxable periods prior to the Closing Date. The parties' general obligation to cooperate shall require, but not be limited to requiring, each party (i) to notify the other of any Tax Authority's initiation of an audit, request for information or proposal of any adjustment, or any extension of statutes of limitation and of final determinations of adjustment, (ii) to preserve records, documents and other information relevant to liabilities for Taxes until the expiration of the applicable statute of limitations or extensions thereof and to provide, upon written request, copies of such records and/or reasonable access thereto,
(iii) to make available without charge at a location determined by Figgie during normal working hours, upon written request, personnel responsible for preparing, maintaining, or explaining information, records and documents in connection with matters relating to Taxes, and (iv) to execute and deliver such powers of attorney, consents, and other documents as are necessary to carry out the intent of this Agreement.
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          8.2. Rawlings Discretion to Contest, Negotiate and
Settle. Rawlings shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income deductions, credits, allowances or other tax items of the Rawlings Group for any period beginning after the Closing Date, subject to Sections 7 and 8.3 hereof.

          8.3. Contesting Disputed Tax Benefits

               8.3.1. Control of Proceedings. In the event that the Internal Revenue Service or other Tax Authority disputes the existence or amount of the Tax Benefits (the "Tax Benefit Issue") Rawlings shall contest the matter on audit, through Internal Revenue Service or state appellate proceedings and through judicial proceedings (or comparable foreign proceedings, if applicable). Representatives of Figgie shall be allowed to participate in such proceedings in so far as they relate to the Tax Benefit Issue and such participation shall be reflected by the grant of appropriate powers of attorney. Decisions regarding the conduct of a contest shall be made by Figgie or its representatives after consultation with Rawlings and its representatives; provided, however, that ultimate control over contesting the Tax Benefit Issue, including control over procedural matters that necessarily relate to all issues being contested (including, without limitation, choice of forum), shall be exercised in good faith by Figgie and its representatives and Rawlings shall take any action as is necessary to effectuate the decisions of Figgie; provided, further, that decisions relating solely to tax issues unrelated to the Tax Benefit Issue shall be made exclusively by Rawlings and its representatives. Decisions regarding the settlement of a contest of the Tax Benefit Issue shall be made jointly by Figgie and Rawlings and their respective representatives; provided, however, that if Figgie or Rawlings declines a settlement proposal relating to the Tax Benefit Issue that the other wishes to accept, the contest will continue and the declining party will (i) bear all further contest costs, (ii) indemnify the party wishing to accept the settlement against any outcome more adverse than that of the proposed settlement, and (iii) be entitled to all benefits more advantageous than those of the proposed settlement.

               8.3.2. Adverse Outcome and Repayment. If, as the result of a final determination by the Internal Revenue Service or other Tax Authority or in connection with a contest, Tax Benefits are or will be less than those taken into account in computing any payments made or to be made under Section 7 hereof such payments will be recomputed on the basis of such revised Tax Benefits and (i) any excess payments shall be promptly refunded by Figgie to Rawlings together with any related penalties and interest imposed by a Tax Authority on Rawlings and (ii) the amount of any future payment to be made under Section 7 shall be computed based on such reduction in Tax Benefits to the extent that such determination is dispositive of future years.

               8.3.3. Resolution of Computational Disputes. If the parties hereto are unable to agree on the amount of Tax Benefits (the "Disputed Amount") as determined under Sections 1.18, 1.20, 7.1, 7.2 and 7.3 hereof, the determination of such Disputed Amount shall be made by an independent firm of certified public accountants jointly selected by Figgie and Rawlings. If Figgie and Rawlings cannot agree on the selection of an independent firm of certified public accountants, such firm will be jointly selected by the firms of certified public accountants that certify (or selected by the firm of certified public
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accountants that certifies) the financial statements of
Figgie and Rawlings and will be other than the selecting firm(s). Such accountants shall be given access by Figgie, Rawlings and their respective subsidiaries to all information necessary to determine the Disputed Amount, subject to the agreement of such accountants that such information shall be kept confidential and shall not be released without the written consent of Figgie or Rawlings, as appropriate, except as compelled by legal process. Any amount otherwise due under this Agreement that is a Disputed Amount shall be paid together with interest at the Underpayment Rate from the date on which such payment was originally due, within 10 days of the determination of such Disputed Amount. Judgment upon the Disputed Amount as determined by the accountants may be entered in any court having jurisdiction over the matter.

               8.3.4.  Expenses.  Fees and expenses paid to
third-party service providers and incurred after the date hereof by Figgie, Rawlings or any of their subsidiaries for the purpose of obtaining the Tax Benefits, including, without limitation, legal and accounting expenses relating to (i) the determination of the amount of Tax Benefits, (ii) the resolution of any dispute with any Tax Authority regarding the Tax Benefit Issue or (iii) any related activity, shall be borne by Figgie in the same percentage as the portion of such Tax Benefits payable to Figgie pursuant to this Agreement bears to the total Tax Benefits in controversy, unless otherwise provided herein. Notwithstanding the above, Figgie's obligation to bear any portion of such fees or expenses related to service providers not retained by it shall be contingent upon Figgie's prior written approval of the retention of any such advisers which approval shall not unreasonably be withheld.

          8.4. Attorney's Fees. Upon a breach of this Agreement, in addition to other penalties, damages or liabilities, the party to breach the Agreement shall be responsible for and shall pay the other party an amount equal to reasonable attorney's fees actually incurred by such other party in its efforts to enforce its rights under the Agreement.

     9. Notice of Change of Control. Rawlings shall notify Figgie in writing of any Change of Control within 30 days of the occurrence of such Change of Control and promptly shall provide Figgie with all information in Rawlings' possession relating to such Change of Control as Figgie may reasonably request.

     10. Construction. Each of the parties hereto agrees that (i) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement, and (ii) except as specifically provided in this Agreement, no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstance shall be used in interpreting or construing this Agreement. Each of the parties further agrees that the provisions of this Agreement shall be interpreted and applied in a manner consistent with the following principles: (i) Figgie shall be compensated for any tax savings arising from the net basis increase due to the Asset Sale and (ii) any such compensation is due only to the extent that a tax benefit is (x) actually realized or (y) would have been realized but for a Change of Control.
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     11.  Notices.  Any notice or other communication
required or permitted under any provision of this Agreement shall be in writing and shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

          If to Figgie, addressed to:
               Figgie International Inc.
               4420 Sherwin Road
               Willoughby, OH 44094
               Attention:  Luther A. Harthun

          If to Rawlings, addressed to:
               Rawlings Company, Inc.
               1859 Intertech Drive
               Fenton, MO 63026
               Attention:  Carl J. Shields

     12.  Governing Law.  This Agreement shall be governed by
and construed in accordance with the law of the State of
Delaware      applicable to contracts made and to be
performed therein, without effect to its choice of law.

     13. Binding Effect: Successors. This Agreement shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Rawlings succeeding to the tax attributes of Rawlings under
Section 381 of the Code), to the same extent as if such successor had been an original party to the Agreement. In addition, in the event of any acquisition of the assets of Rawlings in which gain or loss is not recognized, in whole or in part, for federal income tax purposes, Rawlings shall ensure that any purchaser of such assets shall assume the obligations set forth in this Agreement,

     14. Severability. In the event that any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

     15. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                               FIGGIE INTERNATIONAL INC.

                               By:  _____________________
                                    L.A. Harthun
                                    Senior Vice President -
                                     International, General
                                     Counsel and Secretary

                               RAWLINGS SPORTING GOODS
                               COMPANY, INC.

                               By:  _______________________
                                    Carl J. Shields
                                     President